Exhibit 99.1

Contact:
Mallorie Burak
Southwall Technologies Inc.
Phone: (650) 798-1200

For Immediate Release

Southwall Announces Q1 2008 Results

DEMAND FOR ENERGY CONSERVATION PRODUCTS
 DRIVES IMPROVED OPERATING MARGIN IN FIRST QUARTER

PALO ALTO, Calif.--(BUSINESS WIRE)—May 15, 2008--Southwall Technologies Inc. (OTCBB: SWTX) announced first quarter 2008 revenue of $10.6 million, up 21% from the fourth quarter of 2007 and up approximately 1% from the first quarter of 2007. The increase year over year was primarily due to higher sales of Automotive products, which more than offset the decline in revenue relating to Plasma Display product sales resulting from the Company’s decision to exit that business and focus on its core energy conservation products.

Net income increased to $2.0 million, or $.06 per fully diluted share, compared to net income of $0.2 million, or earnings of $0.00 per fully diluted share, in the first quarter of 2007. First quarter 2008 gross margins increased to 46% of sales from 42% in the first quarter of 2007 on a shift in product mix to higher margin energy conversation products and improved operating efficiencies.  Operating margins increased to 20% of sales from 5% due to cost reduction efforts begun last year to more closely align the Company’s operating expenses with its strategic objectives of the Company.  Overall, operating expenses decreased $1.1 million, or 29%, year over year.

Dennis Capovilla, Southwall’s President said of the Q1 results, “We believe that we are well positioned for growth in our core energy markets, where our products enable a new level of energy efficiency for green building and automotive designs.  The recent increase in sales for our energy conservation products follows a growing global trend, highlighting consumer awareness that energy conservation is an efficient, effective and readily-available renewable technology choice that can have an immediate impact on saving energy and reducing carbon emissions.”

About Southwall Technologies Inc.

Southwall Technologies Inc. is recognized as an innovator in the development and manufacture of high performance, energy-saving films and glass products that improve the energy efficiency of architectural and automotive glass. Southwall is an ISO 9001:2000-certified manufacturer with customers in over 25 countries around the world, including Audi, BMW, DaimlerChrysler, Guardian, Peugeot-Citroen, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2008 or thereafter, that the Company will not be successful in improving operations performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development and joint venture will not be successful, that there may be decreasing demand in markets in addition to the electronic display market, and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities.  Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 31, 2008.

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SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended
	March 31,	March 31,
	2008	2007

Net Revenues	$10,570	$10,505
Cost of revenues	5,719	6,095

Gross profit	4,851	4,410

Operating expenses:
Research & Development	709	1,369
Selling, general and administrative	2,038	2,529
Recoveries for long-lived assets, net	-	(8)

Total operating expenses	2,747	3,890

Income from operations	2,104	520

Interest expense, net	(139)	(113)
Other income, net	193	6

Income before provision for income taxes	2,158	413

Provision for income taxes	113	181

Net income	2,045	232

Deemed dividend on preferred stock	122	122

Net income attributable to common stockholders	$1,923	$110

Net income per share:

Basic	$0.07	$0.00
Diluted	$0.06	$0.00

Weighted average shares used in computing net income per share :
Basic	27,820	27,139
Diluted	33,520	27,566

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$4,362	$6,492
Restricted cash	316	294
Accounts receivable, net	8,183	4,346
Inventories, net	7,241	5,640
Other current assets	1,106	837
Total current assets	21,208	17,609
Property, plant and equipment, net	17,916	17,071
Restricted cash loans	1,348	1,242
Other assets	254	1,345
Total assets	$40,726	$37,267

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt	$1,262	$1,149
Accounts payable	3,353	964
Accrued compensation	595	1,267
Other accrued liabilities	4,826	6,350
Total current liabilities	10,036	9,730

Term debt	8,463	8,277
Other long term liabilities	2,578	2,567
Total liabilities	21,077	20,574

Series A, convertible preferred stock	4,810	4,810

Stockholders' equity:
Common stock	28	28
Capital in excess of par value	78,215	78,290
Accumulated other comprehensive income:
Translation gain on subsidiary	5,762	4,776
Accumulated deficit	(69,166)	(71,211)
Total stockholders' equity	14,839	11,883

Total liabilities, preferred stock and stockholders' equity	$40,726	$37,267

SOUTHWALL TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three months ended
	March 31,	March 31,
	2008	2007
Cash flows from operating activities:
Net income	$2,045	$232
Adjustments to reconcile net income to net cash used in operating activities:
Deferred income tax	0	(36)
Impairment recoveries for long-lived assets	0	(8)
Depreciation and amortization	746	696
Stock compensation	48	113
Changes in operating assets and liabilities:
Accounts receivable, net	(4,099)	(1,872)
Inventories, net	(1,601)	(117)
Accrued restructuring	0	(10)
Other current and non-current assets	790	57
Accounts payable and accrued liabilities	74	(530)
Net cash used in operating activities	(1,997)	(1,475)

Cash flows from investing activities:
Restricted cash	(13)	(13)
Proceeds from sale of property, plant and equipment	0	8
Expenditures for property, plant and equipment	(369)	(299)
Net cash used in investing activities	(382)	(304)

Cash flows from financing activities:
Borrowings on line of credit	0	3,000
Repayments on line of credit	0	(2,996)
Repayments of notes payable	(293)	(267)
Net cash used in financing activities	(293)	(263)

Effect of foreign exchange rate changes on cash and cash equivalents	542	(95)

Net decrease in cash and cash equivalents	(2,130)	(2,137)
Cash and cash equivalents, beginning of period	6,492	5,524

Cash and cash equivalents, end of period	$4,362	$3,387

Supplemental cash flows disclosures:
Interest paid	$263	$176
Income taxes paid	$131	$181

Supplemental schedule of non-cash investing and financing activities:
Dividends accrued	$122	$122

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